EXHIBIT 21

WEST COAST BANCORP

Subsidiaries of West Coast Bancorp

Subsidiaries

Centennial Beneficial Loan Corp.*

Chancellor Financial Services, Inc.*

WCV, Inc. (formerly Heritage Thrift & Loan)*

North Orange County Bancorp*

Sunwest Leasing Corp.*

Sunwest Bank*

West Coast Reality Finance*

*All subsidiaries are California corporations

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